EXHIBIT 99.1

3D Systems Reports Second Quarter 2025 Financial Results

ROCK HILL, South Carolina - August 11, 2025 - 3D Systems Corporation (NYSE:DDD) announced today its financial results for the second quarter ended June 30, 2025.

•	Revenue of $95 million led by double-digit growth in Medical Technology and Aerospace & Defense markets

•	Regenerative Medicine partnership with United Therapeutics targeted on manufacture of human lungs reached a new printing milestone resulting in a $2 million award in the quarter

•	Cost reduction and efficiency programs resulted in over $20 million of savings in operating expenses in Q2

•	Company’s previously announced cost initiatives are on track to support a return to positive cash flow in 2026

•

Successful balance sheet restructuring, combining debt retirement, refinancing, and share repurchase, allows for execution of restructuring program while maintaining continuity of critical growth and efficiency investments

•	Net income benefited from improved operating performance, gains on the sale of the Geomagic software platform and gains recognized on the extinguishment of debt at a discount

Summary of Financial Results

(Unaudited)

	Three Months Ended		Six Months Ended
(in millions, except per share data)	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Revenue	$94.8	$113.3	$189.4	$216.2
Gross profit	36.2	47.1	68.8	88.0
Gross profit margin	38.1%	41.6%	36.4%	40.7%
Operating expense	51.5	73.5	121.0	154.3
Operating loss	(15.4)	(26.4)	(52.1)	(66.3)
Net income (loss) attributable to 3D Systems Corporation	104.4	(27.3)	67.5	(43.3)
Diluted income (loss) per share	0.57	(0.21)	0.37	(0.33)
Non-GAAP measures for year-over-year comparisons
Non-GAAP gross profit margin	39.2%	40.9%	37.1%	40.5%
Non-GAAP operating expense	46.8	64.2	108.4	130.4
Adjusted EBITDA	(5.3)	(12.9)	(29.3)	(33.0)
Non-GAAP diluted loss per share	$(0.07)	$(0.14)	$(0.22)	$(0.31)

Summary Comments on Results

Dr. Jeffrey Graves, president and CEO of 3D Systems said, “We delivered improved profitability in the second quarter, reflecting an intense focus on our cost structure and operational efficiencies, in the face of a continuously challenging macroeconomic climate for our industry. Our cost savings initiatives, which we first announced in March, favorably impacted both gross margins and operating expenses on a sequential basis for the second quarter. Key elements of our cost and efficiency initiative include consolidation of our operational footprint, restructuring of our workforce, and various efficiency initiatives across the business. As announced, these savings initiatives will extend through mid-2026, paced in part by the rate at which real-estate leases for exited facilities are curtailed. We are benefiting from our prior efforts to fully in-source manufacturing and supply chain operations, an initiative which is now virtually complete and helping to offset headwinds from tariffs. In the second quarter, tariffs increased our costs by roughly $1 million, but were largely countered through improved operating efficiencies in manufacturing operations which supported our gross margin performance. Looking ahead we expect the impact of tariffs to continue impacting our operating costs as we move through the second half of the year.”

Dr. Graves continued, “From a revenue standpoint, consolidated revenue for the second quarter declined 16% year-over-year, reflecting the significant softness we have experienced in our customers’ capex spending for new production capacity over the last several quarters. We attribute this softness to the uncertainties created by the extreme volatility in tariffs, which is expected to continue for some time. However, when viewed on a sequential quarterly basis revenues grew slightly, despite the sale of the Geomagic software business which occurred at the very beginning of Q2. Excluding first quarter revenues from Geomagic of just over $7 million, revenues in the second quarter were up roughly 8% on a sequential basis. This sequential growth was the net effect of two strong opposing factors, with the first being headwinds from continuing softness in our customers’ capex spending. This drag, which particularly affected our customers in consumer-related businesses, was offset by strength in our Med Tech and high-reliability industrial markets. For our Med Tech business, performance in our Personal Health Services led the way, growing 13% year-over-year and 16% sequentially. This performance was driven by the continued growth in orthopedic procedures using 3D printing technology and through our expansion into trauma-related orthopedic surgeries. With market adjacencies now opening, we anticipate growth in these medical markets to continue. Our dental business was down 3% for the quarter, driven entirely by a sharp decline in demand from customers serving the aligner market, which experienced a 19% reduction sequentially in the quarter. For our industrial customers, while consumer-facing markets were weak, we experienced strong demand in Aerospace & Defense, with revenues growing 84% from prior year, and 53% sequentially from the first quarter. Total A&D revenues now exceed $30 million annually and are a significant focus moving forward. Central to our growth in A&D is our unique ability to meet customers’ needs from the inception of process development, through initial part production, and ultimately to full-scale printer supply when demand rises. We are the only US provider of 3D printing technologies who can offer this full spectrum of capability, and do so over the entire breadth of polymer and metal printing technologies. Moreover, we can do this regionally within the US, and within EMEA for industrial customers needing high reliability components. For this reason, we are excited about our future growth in these markets that demand the highest component reliability, such as Aerospace & Defense, AI infrastructure, and Oil & Gas, to name a few.”

Dr. Graves concluded, “As previously announced, late in the second quarter, we took significant steps to bolster our balance sheet, permanently retiring $88 million in outstanding debt at a meaningful discount to par, extending maturities for the majority of our remaining debt to 2030, and repurchasing 8 million shares of our common stock to reduce dilution to shareholders. We believe this balance sheet transformation, in combination with continued execution against our restructuring actions and critical new product introductions will deliver increasing shareholder value in the future.”

Second Quarter 2025 Results

Revenue for the second quarter of 2025 decreased 16% to $94.8 million compared to the same period last year.

Healthcare Solutions revenue decreased 8% to $45.0 million compared to the prior year period.

Industrial Solutions revenue decreased 23% to $49.8 million compared to the prior year period.

Gross profit margin for the second quarter of 2025 was 38.1% compared to 41.6% in the same period last year. Non-GAAP gross profit margin was 39.2% compared to 40.9% in the same period last year and decreased primarily due to less favorable mix following the divestiture of the Geomagic business in the second quarter of 2025.

Net income attributable to 3D Systems Corporation increased by $131.7 million to $104.4 million in the second quarter of 2025 compared to the same period in the prior year.

Adjusted EBITDA improved by $7.6 million to a loss of $5.3 million in the second quarter of 2025 compared to the same period last year primarily driven by a reduction in operating expenses.

Financial Liquidity

At June 30, 2025, cash and cash equivalents totaled $116.4 million and decreased by $55.0 million since December 31, 2024. This decrease resulted primarily from cash used in operations of $59.6 million and cash used in financing activities of $97.3 million, partially offset by cash provided by investing activities of $112.9 million. At June 30, 2025, the company had cash, cash equivalents and restricted cash of $133.9 million and total debt, net of deferred financing costs of $122.6 million.

Q2 2025 Conference Call and Webcast

The company will host a conference call and simultaneous webcast to discuss these results on August 12, 2025, which may be accessed as follows:

Date: Tuesday, August 12, 2025

Time: 8:30 a.m. Eastern Time

Listen via webcast: www.3dsystems.com/investor

Participate via telephone: 201-689-8345

A replay of the webcast will be available approximately two hours after the live presentation at www.3dsystems.com/investor.

Board of Directors Rejects Contingent Resignation of Independent Director and Audit Committee Chair

On August 9, 2025, recognizing the contributions of our Audit Committee chair in connection with our ongoing efforts to remediate the material weaknesses in the Company’s internal control over financial reporting, our board of directors unanimously voted to reject the contingent resignation of Ms. Claudia Drayton. Ms. Drayton had submitted her contingent resignation after her nomination for re-election to our board of directors received less than the majority of the votes cast at our 2025 annual meeting of stockholders. Following the recommendation of our nominating committee, the board of directors determined that the acceptance of Ms. Drayton’s resignation would not be in the best interests of the Company and its stockholders due to Ms. Drayton’s ongoing leadership in key strategic initiatives, including as Audit Committee chair overseeing the above-referenced remediation efforts. Ms. Drayton, a seasoned, career long, finance leader and CFO of public companies, will continue to serve as a member of our board of directors and as Audit Committee chair. For further information, see Part II, Item 5(a) of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025.

Forward-Looking Statements

Certain statements made in this release that are not statements of historical or current facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. In many cases, forward looking statements can be identified by terms such as “believes,” “belief,” “expects,” “may,” “will,” “estimates,” “intends,” “anticipates” or “plans” or the negative of these terms or other comparable terminology. Forward-looking statements are based upon management’s beliefs, assumptions and current expectations and may include comments as to the company’s beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside the control of the company. The factors described under the headings “Forward-Looking Statements” and “Risk Factors” in the company’s periodic filings with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from those reflected or predicted in forward-looking statements. Although management believes that the expectations reflected in the forward-looking statements are reasonable, forward-looking statements are not, and should not be relied upon as a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at which such performance or results will be achieved. The forward-looking statements included are made only as the date of the statement. 3D Systems undertakes no obligation to update or revise any forward-looking statements made by management or on its behalf, whether as a result of future developments, subsequent events or circumstances or otherwise, except as required by law.

About 3D Systems

For nearly 40 years, Chuck Hull’s curiosity and desire to improve the way products were designed and manufactured gave birth to 3D printing, 3D Systems, and the additive manufacturing industry. Since then, that same spark continues to ignite the 3D Systems team as we work side-by-side with our customers to change the way industries innovate. As a full-service solutions partner, we deliver industry-leading 3D printing technologies, materials and software to high-value markets such as medical and dental; aerospace, space and defense; transportation and motorsports; AI infrastructure; and durable goods. Each application-specific solution is powered by the expertise and passion of our employees who endeavor to achieve our shared goal of Transforming Manufacturing for a Better Future. More information on the company is available at www.3dsystems.com.

3D SYSTEMS CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except par value)	June 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$116,358	$171,324
Accounts receivable, net of reserves — $3,723 and $2,433	97,113	101,471
Inventories	132,897	118,530
Prepaid expenses and other current assets	43,754	34,329
Assets held for sale	—	3,176

Total current assets	390,122	428,830
Property and equipment, net	51,279	51,044
Intangible assets, net	17,282	18,020
Goodwill	15,576	14,879
Operating lease right-of-use assets	50,257	50,715
Finance lease right-of-use assets	8,340	8,726
Long-term deferred income tax assets	3,319	2,063
Other assets	51,669	34,569

Total assets	$587,844	$608,846

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND EQUITY
Current liabilities:
Current operating lease liabilities	$11,909	$9,514
Accounts payable	36,362	41,833
Accrued and other liabilities	53,641	45,488
Customer deposits	4,315	4,712
Deferred revenue	35,079	27,298
Liabilities held for sale	—	10,251

Total current liabilities	141,306	139,096
Long-term debt, net of deferred financing costs	122,643	211,995
Long-term operating lease liabilities	49,823	52,527
Long-term deferred income tax liabilities	3,361	2,076
Other liabilities	27,272	25,001

Total liabilities	344,405	430,695
Commitments and contingencies
Redeemable non-controlling interest	2,193	1,958
Stockholders’ equity:
Common stock, $0.001 par value, authorized 220,000 shares; shares issued 127,987 and 135,510 as of June 30, 2025 and December 31, 2024, respectively	128	136
Additional paid-in capital	1,578,836	1,593,366
Accumulated deficit	(1,294,793)	(1,362,243)
Accumulated other comprehensive loss	(42,925)	(55,066)

Total stockholders’ equity	241,246	176,193

Total liabilities, redeemable non-controlling interest and stockholders’ equity	$587,844	$608,846

3D SYSTEMS CORPORATION

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Six Months Ended
(in thousands, except per share amounts)	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Revenue:
Products	$53,801	$71,733	$108,524	$135,784
Services	41,037	41,519	80,854	80,373

Total revenue	94,838	113,252	189,378	216,157
Cost of sales:
Products	32,274	42,451	69,639	82,038
Services	26,414	23,703	50,900	46,099

Total cost of sales	58,688	66,154	120,539	128,137

Gross profit	36,150	47,098	68,839	88,020
Operating expenses:
Selling, general and administrative	34,139	51,494	83,908	108,798
Research and development	17,361	22,016	37,044	45,496

Total operating expenses	51,500	73,510	120,952	154,294

Loss from operations	(15,350)	(26,412)	(52,113)	(66,274)
Non-operating income (loss):
Foreign exchange gain (loss), net	(1,591)	(723)	(452)	1,186
Interest income	1,717	1,452	2,670	4,250
Interest expense	(697)	(624)	(1,278)	(1,338)
Gain on disposition	125,681	—	125,681	—
Other income, net	7,020	384	6,860	21,770

Total non-operating income	132,130	489	133,481	25,868

Net income (loss) before income taxes	116,780	(25,923)	81,368	(40,406)
Provision for income taxes	(11,018)	(476)	(11,689)	(1,847)
Loss on equity method investments, net of income taxes	(1,326)	(902)	(2,229)	(1,149)

Net income (loss) before redeemable non-controlling interest	104,436	(27,301)	67,450	(43,402)
Less: net loss attributable to redeemable non-controlling interest	—	(43)	—	(143)

Net income (loss) attributable to 3D Systems Corporation	$104,436	$(27,258)	$67,450	$(43,259)

Net income (loss) per common share:
Basic	$0.79	$(0.21)	$0.51	$(0.33)

Diluted	$0.57	$(0.21)	$0.37	$(0.33)

Weighted average shares outstanding:
Basic	132,280	131,802	132,370	131,311
Diluted	182,716	131,802	183,237	131,311

3D SYSTEMS CORPORATION

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended
(in thousands)	June 30, 2025	June 30, 2024
OPERATING ACTIVITIES
Net income (loss) before redeemable non-controlling interest	$67,450	$(43,402)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	10,907	14,772
Accretion of debt discount	652	749
Stock-based compensation	607	13,673
Non-cash operating lease expense	2,371	4,992
Provision for inventory obsolescence	2,130	6,165
Provision for bad debts	1,622	(25)
(Gain) loss on the disposition of businesses, property, equipment and other assets	(125,825)	643
Gain on debt extinguishment	(8,203)	(21,518)
Provision (benefit) for deferred income taxes and reserve adjustments	(3,124)	451
Loss on equity method investment, net of taxes	2,229	1,149
Changes in operating accounts:
Accounts receivable	9,394	2,438
Inventories	(11,137)	479
Prepaid expenses and other current assets	(6,362)	149
Accounts payable	(8,142)	(7,387)
Deferred revenue and customer deposits	7,094	3,943
Accrued and other liabilities	5,009	(7,325)
All other operating activities	(6,302)	(6,254)

Net cash used in operating activities	(59,630)	(36,308)

INVESTING ACTIVITIES
Purchases of property and equipment	(5,743)	(7,151)
Proceeds from sale of assets and businesses, net of cash sold	119,400	96
Acquisitions and other investments, net of cash acquired	(900)	(2,450)
Other investing activities	174	—

Net cash provided by (used in) investing activities	112,931	(9,505)

FINANCING ACTIVITIES
Proceeds from borrowings	92,030	—
Debt issuance costs	(3,425)	—
Repayment of borrowings and long-term debt	(169,987)	(87,218)
Stock repurchases	(14,960)	—
Taxes paid related to net-share settlement of equity awards	(605)	(2,503)
Other financing activities	(393)	(659)

Net cash used in financing activities	(97,340)	(90,380)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	5,104	(2,632)
Net decrease in cash, cash equivalents and restricted cash	(38,935)	(138,825)

Cash, cash equivalents and restricted cash at the beginning of the year	172,883	333,111

Cash, cash equivalents and restricted cash at the end of the period	$133,948	$194,286

3D SYSTEMS CORPORATION

Segment Information

(Unaudited)

	Three Months Ended		Six Months Ended
(in thousands)	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Revenue:
Healthcare Solutions	$45,020	$48,900	$86,336	$94,313
Industrial Solutions	49,818	64,352	103,042	121,844

Total	$94,838	$113,252	$189,378	$216,157

3D SYSTEMS CORPORATION

Reconciliations of GAAP to Non-GAAP Measures

Presentation of Information in this Press Release

3D Systems reports its financial results in accordance with GAAP. Management also reviews and reports certain non-GAAP measures, including: non-GAAP gross profit, non-GAAP gross profit margin, non-GAAP diluted income (loss) per share, non-GAAP Operating expense and Adjusted EBITDA. These non-GAAP measures exclude certain items that management does not view as part of 3D Systems’ core results as they may be highly variable, may be unusual or infrequent, are difficult to predict and can distort underlying business trends and results. Management believes that the non-GAAP measures provide useful additional insight into underlying business trends and results and provide meaningful information regarding the comparison of period-over-period results. Additionally, management uses the non-GAAP measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. 3D Systems’ non-GAAP measures are not calculated in accordance with or as required by GAAP and may not be calculated in the same manner as similarly titled measures used by other companies. These non-GAAP measures should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP.

To calculate the non-GAAP measures, 3D Systems excludes the impact of the following items:

•	amortization of intangible assets, a non-cash expense, as 3D Systems’ intangible assets were primarily acquired in connection with business combinations;

•	costs incurred in connection with acquisitions and divestitures, such as legal, consulting and advisory fees;

•	stock-based compensation expenses, a non-cash expense;

•	charges related to restructuring and cost optimization plans, impairment charges, including goodwill, and divestiture gains or losses;

•	certain compensation expense related to the 2021 Volumetric acquisition; and

•	costs, including legal fees, related to significant or unusual litigation matters.

Amortization of intangibles and acquisition and divestiture-related costs are excluded from non-GAAP measures as the timing and magnitude of business combination transactions are not predictable, can vary significantly from period to period and the purchase price allocated to amortizable intangible assets and the related amortization period are unique to each acquisition. Amortization of intangible assets will recur in future periods until such intangible assets have been fully amortized. While intangible assets contribute to the company’s revenue generation, the amortization of intangible assets does not directly relate to the sale of the company’s products or services. Additionally, intangible assets amortization expense typically fluctuates based on the size and timing of the company’s acquisition activity. Accordingly, the company believes excluding the amortization of intangible assets enhances the company’s and investors’ ability to compare the company’s past financial performance with its current performance and to analyze underlying business performance and trends. Although stock-based compensation is a key incentive offered to certain of our employees, the expense is non-cash in nature, and we continue to evaluate our business performance excluding stock-based compensation; therefore, it is excluded from non-GAAP measures. Stock-based compensation expenses will recur in future periods. Charges related to restructuring and cost optimization plans, impairment charges, including goodwill, divestiture gains or losses, and the costs, including legal fees, related to significant or unusual litigation matters are excluded from non-GAAP measures as the frequency and magnitude of these activities may vary widely from period to period. Additionally, impairment charges, including goodwill, are non-cash. Furthermore, the company believes the costs, including legal fees, related to significant or unusual litigation matters are not indicative of our core business’ operations. Finally, 3D Systems excludes contingent consideration recorded as compensation expense related to the 2021 Volumetric acquisition from non-GAAP measures as management evaluates financial performance excluding this expense, which is viewed by management as similar to acquisition consideration.

The matters discussed above are tax effected, as applicable, in calculating non-GAAP diluted income (loss) per share.

Adjusted EBITDA, defined as net income, plus income tax (provision) benefit, interest and other income (expense), net, stock-based compensation expense, amortization of intangible assets, depreciation expense, and other non-GAAP adjustments, all as described above, is used by management to evaluate performance and helps measure financial performance period-over-period.

A reconciliation of GAAP to non-GAAP financial measures is provided in the accompanying schedules.

Certain columns may not add due to the use of rounded numbers. Percentages presented are calculated from the underlying numbers in thousands.

3D Systems does not provide forward-looking guidance for certain measures on a GAAP basis. The company is unable to provide a quantitative reconciliation of forward-looking non-GAAP gross profit margin, Adjusted EBITDA, and non-GAAP operating expense to the most directly comparable forward-looking GAAP measures without unreasonable effort because certain items, including litigation costs, acquisition expenses, stock-based compensation expense, intangible assets amortization expense, restructuring expenses, and goodwill impairment charges are difficult to predict and estimate. These items are inherently uncertain and depend on various factors, many of which are beyond the company’s control, and as such, any associated estimate and its impact on GAAP performance could vary materially.

Non-GAAP Gross Profit and Gross Profit Margin (unaudited)

	Three Months Ended
	June 30, 2025		June 30, 2024
(in millions)	Gross Profit	Gross Profit Margin (1)	Gross Profit	Gross Profit Margin (1)
Gross profit (GAAP)	$36.2	38.1%	$47.1	41.6%
Amortization expense	0.2	0.2%	0.3	0.2%
Restructuring expense	0.8	0.9%	(1.0)	(0.9)%

Gross profit (Non-GAAP)	$37.2	39.2%	$46.4	40.9%

(1)	Calculated as non-GAAP gross profit as a percentage of total revenue.

	Six Months Ended
	June 30, 2025		June 30, 2024
(in millions)	Gross Profit	Gross Profit Margin (1)	Gross Profit	Gross Profit Margin (1)
Gross profit (GAAP)	$68.8	36.4%	$88.0	40.7%
Amortization expense	0.4	0.2%	0.5	0.2%
Restructuring expense	1.0	0.5%	(1.0)	(0.4)%

Gross profit (Non-GAAP)	$70.2	37.1%	$87.5	40.5%

(1)	Calculated as non-GAAP gross profit as a percentage of total revenue.

Non-GAAP Operating Expense (unaudited)

	Three Months Ended		Six Months Ended
(in millions)	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Operating expense (GAAP)	$51.5	$73.5	$121.0	$154.3
Amortization expense	(0.7)	(2.3)	(1.6)	(4.4)
Stock-based compensation expense	3.6	(3.4)	(0.6)	(11.6)
Acquisition and divestiture-related expense	(0.2)	(0.2)	(1.1)	(0.2)
Legal and other expense	(3.0)	(2.3)	(4.2)	(6.6)
Restructuring expense	(4.3)	(1.1)	(5.1)	(1.1)

Non-GAAP operating expense	$46.8	$64.2	$108.4	$130.4

Net Income (Loss) Attributable to 3D Systems Corporation to Adjusted EBITDA (unaudited)

	Three Months Ended		Six Months Ended
(in millions)	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Net income (loss) attributable to 3D Systems Corporation (GAAP)	$104.4	$(27.3)	$67.5	$(43.3)
Interest income, net	(1.0)	(0.8)	(1.4)	(2.9)
Provision for income taxes	11.0	0.5	11.7	1.8
Depreciation expense	4.3	4.9	8.9	9.9
Amortization expense	0.9	2.6	2.0	4.9

EBITDA (Non-GAAP)	119.6	(20.1)	88.7	(29.6)
Stock-based compensation expense	(3.6)	3.4	0.6	11.6
Acquisition and divestiture-related expense	0.2	0.2	1.1	0.2
Legal and other expense	3.1	2.3	4.2	6.6
Restructuring expense	5.1	0.1	6.1	0.1
Net loss attributable to redeemable non-controlling interest	—	—	—	(0.1)
Loss on equity method investment, net of tax	1.3	0.9	2.2	1.1
Gain on repurchase of debt	(8.2)	—	(8.2)	(21.5)
Gain on disposition	(125.7)	—	(125.7)	—
Other non-operating income	2.8	0.3	1.8	(1.4)

Adjusted EBITDA (Non-GAAP)	$(5.3)	$(12.9)	$(29.3)	$(33.0)

Diluted Loss per Share (unaudited)

	Three Months Ended		Six Months Ended
(in dollars)	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Diluted income (loss) per share (GAAP)	$0.57	$(0.21)	$0.37	$(0.33)
Amortization expense	0.01	0.02	0.01	0.04
Stock-based compensation expense	(0.02)	0.03	—	0.09
Acquisition and divestiture-related expense	—	—	0.01	—
Legal and other expense	0.02	0.02	0.02	0.05
Restructuring expense	0.03	—	0.03	—
Gain on repurchase of debt	(0.04)	—	(0.04)	(0.16)
Gain on disposition	(0.69)	—	(0.69)	—
Loss on equity method investment and other	0.01	—	0.02	—
Tax effect of the adjustments reflected above	0.05	—	0.05	—

Non-GAAP diluted loss per share	$(0.07)	$(0.14)	$(0.22)	$(0.31)